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                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Registration Statements No. 33-43242, No. 33-49856, No. 33-76910 and No. 33-80456 of Healthsource, Inc. and
Subsidiaries on Form S-8 of our report dated May 12, 1995 except for Note 8 as to which the date is June 1, 1995, with respect to the statements of financial condition of Provident Life and Accident Insurance Company of America and Subsidiaries' Medical Services Operations as of December 31, 1994 and 1993 and the realted statements of income, owner's equity and cash flows for each of the three years in the period ended December 31, 1994, included in this Current Report on Form 8-K, Amendment No. 1.


                                               /s/ Ernst & Young LLP




Chattanooga, Tennessee
August 1, 1995